Exhibit 4.2
EOG Resources, Inc.
Officers’ Certificate
Establishing 5.625% Senior Notes due 2019
     The undersigned, Timothy K. Driggers, Vice President and Chief Financial Officer, and Helen Y. Lim, Vice President and Treasurer, of EOG Resources, Inc., a Delaware corporation (the “Company”), hereby certify, pursuant to Sections 102 and 301 of the Indenture, dated as of May 18, 2009 (the “Indenture”), between the Company and Wells Fargo Bank, NA, as trustee (the “Trustee”), that the Chairman of the Board and Chief Executive Officer, Vice President and Chief Financial Officer, and Vice President and Treasurer of the Company approved, pursuant to the resolutions of the Board of Directors of the Company dated April 30, 2009 and May 15, 2009, the terms of a series of Securities to be issued under the Indenture, and the form thereof, and such terms are as follows:

Designation of Securities:	5.625% Senior Notes due 2019 (the “Notes”).

Aggregate Principal Amount:	$900 million. The Company may reopen this series of Notes for additional issuances from time to time pursuant to the terms of the Indenture.

Denominations:	$2,000 and any integral multiple of $1,000 in book-entry form only.

Stated Maturity Date:	June 1, 2019.

Interest Rate:	5.625% per annum from May 21, 2009.

Interest Payment Dates:	June 1 and December 1 of each year beginning on December 1, 2009. Interest on the Notes will accrue from May 21, 2009.

Regular Record Dates:	May 15 or November 15 immediately preceding an Interest Payment Date.

Optional Redemption:	The Company may redeem the Notes in whole at any time or in part from time to time, at its option, at a Redemption Price equal to the greater of:

• 100% of the principal amount of the Notes then outstanding to be redeemed; or

• the sum of the present values of the remaining scheduled payments of principal and interest on the Notes to be redeemed

      (not including any portion of such payments of interest accrued to the date of redemption) discounted to the Redemption Date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the applicable Treasury Rate plus 37.5 basis points plus, in each case, accrued and unpaid interest on the principal amount being redeemed to the Redemption Date.

“Treasury Rate” means, with respect to any Redemption Date: (1) the rate per annum equal to the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H.15(519)” or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded U.S. Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the comparable treasury issue (if no maturity is within three months before or after the remaining life (as defined below), yields for the two published maturities most closely corresponding to the comparable treasury issue will be determined and the treasury rate will be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month); or (2) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per annum equal to the semiannual equivalent yield to maturity of the comparable treasury issue, calculated using a price for the comparable treasury issue (expressed as a percentage of its principal amount) equal to the comparable treasury price for such Redemption Date.

The Treasury Rate will be calculated on the third Business Day preceding the date fixed for redemption.

“Comparable Treasury Issue” means the U.S. Treasury security selected by an independent investment banker as having a maturity comparable to the remaining term (“remaining life”) of the Notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such Notes.

“Comparable Treasury Price” means (1) the average of five reference treasury dealer quotations for such Redemption Date, after excluding the highest and lowest reference treasury dealer quotations, or (2) if the independent investment banker obtains fewer than four such reference treasury dealer quotations, the average of all such quotations.

“Independent Investment Banker” means any of Barclays Capital Inc., Deutsche Bank Securities Inc. or J.P. Morgan Securities Inc. (or their respective successors ) as specified by the Company, or, if these firms are unwilling or unable to select the comparable treasury issue, an independent investment banking institution of national standing appointed by the Company.

“Reference Treasury Dealer” means (1) Barclays Capital Inc., Deutsche Bank Securities Inc. or J.P. Morgan Securities Inc. and their respective successors, provided, however, that if any of the foregoing shall cease to be a primary U.S. government securities dealer in New York City (a “primary treasury dealer”), the Company will substitute therefor another primary treasury dealer and (2) any three other primary treasury dealers selected by the Company after consultation with the independent investment banker.

“Reference Treasury Dealer Quotations”

means, with respect to each reference treasury dealer and any Redemption Date, the average, as determined by the independent investment banker, of the bid and asked prices for the comparable treasury issue (expressed in each case as a percentage of its principal amount) quoted in writing to the independent investment banker at 5:00 p.m., New York City time, on the third Business Day preceding such Redemption Date.

Notice of any redemption will be mailed first-class, postage-prepaid at least 30 days but not more than 60 days before the Redemption Date to each holder of the Notes to be redeemed. Unless the Company defaults in payment of the Redemption Price, on and after the Redemption Date, interest will cease to accrue on the Notes or portions thereof called for redemption. If less than all of the Notes are to be redeemed, the Notes to be redeemed shall be made pro rata or selected by lot by the trustee or by such other method as the trustee deems to be fair and appropriate. If any Note is to be redeemed in part only, the notice of redemption that relates to the Note will state the portion of the principal amount of the Note to be redeemed. A new Note in a principal amount equal to the unredeemed portion of the Note will be issued in the name of the holder of the Note upon surrender for cancellation of the original Note.

Trustee:	Wells Fargo Bank, NA.

Place of Payment:	The Company will make payments due on the Notes to Cede & Co., as nominee of The Depository Trust Company, or as otherwise may be permitted by the Indenture and the Notes.

Global Securities:	The Notes shall be issued as one or more Global Securities. The Depository Trust Company shall be the Depository.

Events of Default:	In an Event of Default, the principal of the Notes may be declared due and payable in the manner and in the effect provided in the Indenture.

Settlement:	Payments in respect of principal of and interest on the Notes shall be made by the Company in immediately available funds.

Form of Notes:	Attached hereto as Annex A, and incorporated herein by reference.
Each of the undersigned hereby certify that:
1.	I have read Sections 102, 301 and 303 of the Indenture and the definitions in the Indenture relating thereto.

2.	The statements made herein are based either upon my personal knowledge or on information, data and reports furnished to me by the officers, counsel or employees of the Company who have knowledge of the relevant facts.

3.	In my opinion, I have made such examination or investigation as is necessary to enable me to express an informed opinion as to whether or not all conditions provided for in the Indenture with respect to the determination of the terms of the Notes and the form thereof, and the authentication and delivery of the Notes, have been complied with.

4.	In my opinion, all conditions precedent to the determination of the terms and form of the Notes and to the authentication by the Trustee of $900,000,000 aggregate principal amount thereof have been complied with and such Notes may be delivered in accordance with the Indenture.
Capitalized terms not otherwise defined herein have the meaning provided in the Indenture.
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     IN WITNESS WHEREOF, the undersigned have hereunto signed their respective names on this 21st day of May, 2009.

/s/ Timothy K. Driggers
Timothy K. Driggers
Vice President and Chief Financial Officer

/s/ Helen Y. Lim
Helen Y. Lim
Vice President and Treasurer